EXHIBIT 10.5


                          EMPLOYMENT AGREEMENT



Original July 9, 1986
Amended August 10, 1990
Restated March 29, 1995


Mr. Joe E. Rodrigues
12616 Flint
Overland Park, Kansas 66213

Dear Joe:

In view of the fact that Seaboard Corporation (the Company) wishes to promote you to the position of Executive Vice President, I am pleased to confirm your employment terms as follows:

01. Your employment with Seaboard Corporation as Executive Vice President is to continue for a period of one year starting January 1, 1987, and ending on (and including) December 31, 1987, and shall be extended from year to year thereafter, subject to termination by either party at the end of the one-year period, or any subsequent date, by giving six (6) months advance written notice. In the event this Agreement should terminate by reason of your death, your wife will be paid applicable death benefits to which she may be entitled under the existing benefit plans of the Company, plus two (2) months salary for each completed year of service at the salary rate in force at the time of your demise. If you should become totally and permanently disabled, you will be paid the applicable disability benefits to which you may be entitled under any existing benefit plans of the Company, plus two (2) months salary for each completed year of service at the salary rate in force at the time when the disability occurs.

02. Your annual base salary shall be the sum of $220,000 per annum, payable in equal semimonthly installments and shall be reviewed every twelve months.

03. You will be eligible as additional incentive compensation, to participate in the Company's Executive Bonus Pool. Such additional incentive compensation shall have no effect upon the base salary to be paid to you hereunder.

04.  (Amended August 10, 1990)     In addition to any pension benefits to
     which you may be entitled under any existing pension plans of the company, the Company will provide you with any annuity plan such that, either when you decide to retire or this Agreement is terminated by the Company, you will be paid a supplementary annual pension each year for the remainder of your life equal to 4% of your total earnings during your employment with the Company. For example, if you were to retire now, and assuming that your total earnings up to this date add up to approximately $2 million, your starting annual pension would be 4% of $2 million or $80,000. Furthermore, this supplementary annual pension will be tied to the Consumer Price Index for All Urban Consumers (CPI-U) and revised annually to offset the effects of inflation.

05. Your existing Life Policy with the Aetna Life Insurance Company shall be increased from $50,000 to $200,000.

06. You shall be provided with a Company automobile under arrangements at least equivalent to those currently in effect with respect to other Company Senior Executives.

07.  You will be entitled to three weeks annual vacation time with full pay.

08. You are authorized to incur reasonable expenses for promoting the business of the Company. At the end of each month, the Company shall reimburse you for all expenses, including entertainment, travel and miscellaneous other expenses incurred in promoting the business of the Company and in performing your duties.

09. Your duties shall be performed principally at the company's offices in Merriam, Kansas. You will report to the President of the Company. You, as Executive Vice President of the Company, shall have the responsibilities as may be assigned to such office by the Board of Directors, and/or the President of the Company, provided, however, that the responsibilities assigned to such office shall be of a character and dignity appropriate to a senior executive of the Company. During the employment period, you agree to devote substantially all of your normal business time and attention to the affairs of the Company and the promotion of its interests.

10. This Agreement shall be binding upon and inure to the benefit of any successor of the Company and any such successor shall be deemed substituted for the Company under the terms of this Agreement. The term "successor" as used herein shall indicate any person, firm, corporation or other business entity which at any time, by merger, consolidation, purchase or otherwise, acquires all or substantially all the assets or business of the Company.

11. The Company may terminate this Agreement in the event of repeated and demonstrated failure on your part to perform the material duties of your position in a competent manner and your failure to substantially remedy such failure within thirty (30) days of receiving specific written notice of such failure from the Company.

Yours sincerely,


/s/ H. Harry Bresky
H. Harry Bresky
President
Seaboard Corporation


I hereby accept the above terms and conditions.


/s/ Joe E. Rodrigues
Joe E. Rodrigues

Date:Original July 9, 1986
     Amended August 10, 1990
     Restated March 29, 1995